Exhibit 99.1

January 23, 2013

Quarterly Report
Fourth Quarter 2012

We are pleased to report for the year ended December 31, 2012, your company had record earnings of $7.0 million. This represents a 23.2% increase over the year ended December 31, 2011 total of $ 5.7 million. For the fourth quarter 2012, net income is $1.9 million. When compared to the same period in 2011, earnings are up 55.6% over the $1.2 million figure. Additionally, I am pleased to announce that our earnings for the year increased from $2.09 per share on a fully diluted basis to $2.59, which is a 23.9% increase.

We are also pleased to announce that total assets reached a record high at December 31, 2012 of $701 million compared to $659 million for 2011. This represents a 6.3% increase.

The state of the national and local economies is improving, but there is still a bit of uncertainty facing the country. While Congress did, temporarily, avoid the so called fiscal cliff, there are many government expenditure issues that have yet to be resolved. As it relates to your bank, we have seen a slight increase in commercial loan activity. Additionally, unemployment rates are dropping in virtually all the markets in which we operate. Our refinancing of residential real estate mortgages has been extremely strong. This has not only contributed financially, but has also allowed us to establish stronger relationships with our existing customers and with new customers who have come to us from other financial institutions.

We want to take this opportunity to thank William M. Arvin, who is retiring after sixteen years as a director of your company. He has served on our Compensation, Audit, Wealth Management, Loan, and Strategic Planning Committees. His leadership and contributions have been significant in helping us grow in a profitable manner.

Clark Nyberg, Director of our Wealth Management Department, will be retiring as of March 31, 2013. Under his management that area has experienced healthy growth. We thank him for his service and wish him nothing but success in his future endeavors.

In December, Jim Elliott joined our team to assume the position of
Director of the Wealth Management Department upon Clark's   retirement.
Jim was formerly with BB&T in Lexington and has managed Private Banking, as well as Retail Banking areas during his career. His long time experience assisting clients and customers in the management of their assets will be helpful to our Kentucky Bank clients also. He and Clark are working together to ensure that our customers are well taken care of during this transition period.

The financial year of 2012 has been a nice improvement over 2011. A major factor, along with our refinancing activities and improved loan growth, has been our ability to manage our balance sheet and cost of funds so as to positively impact our net interest margin. To build on the financial success of 2012, we will pursue future growth and expansion opportunities as they arise. We believe the strength of Kentucky Bank provides a great foundation for either strategic acquisitions or organic growth.

We will continue to do everything possible to meet future challenges so that we can accomplish what is in the long term best interest of our shareholders, customers, and employees.

As always, we appreciate your support.



/s/Louis Prichard
Louis Prichard
President, CEO


                                         UNAUDITED

CONSOLIDATED BALANCE SHEET
                                                                                Percentage
                                                12/31/2012      12/31/2011        Change
Assets
  Cash & Due From Banks                        $  31,579,930   $  17,128,480       84.4%
  Securities                                     192,780,473     180,419,376        6.9
  Loans Held for Sale                                485,845         625,400      -22.3
  Loans                                          429,975,099     411,866,439        4.4
  Reserve for Loan Losses                          6,047,343       5,841,719        3.5
    Net Loans                                    423,927,756     406,024,720        4.4
  Federal Funds Sold                                 184,000         528,000      -65.2
  Other Assets                                    52,052,306      54,727,485       -4.9
     Total Assets                              $ 701,010,310   $ 659,453,461        6.3%

Liabilities & Stockholders' Equity
  Deposits
    Demand                                     $ 144,574,752   $ 130,998,872       10.4%
    Savings & Interest Checking                  256,588,854     209,326,962       22.6
    Certificates of Deposit                      189,260,978     202,598,045       -6.6
      Total Deposits                             590,424,584     542,923,879        8.7
  Repurchase Agreements                            3,815,384       3,223,526       18.4
  Other Borrowed Funds                            25,165,932      38,843,229      -35.2
  Other Liabilities                                7,595,750       5,509,726       37.9
    Total Liabilities                            627,001,650     590,500,360        6.2
  Stockholders' Equity                            74,008,660      68,953,101        7.3
    Total Liabilities & Stockholders' Equity   $ 701,010,310   $ 659,453,461        6.3%



CONSOLIDATED INCOME STATEMENT

                                          Twelve Months Ending                  Three Months Ending
                                                                 Percentage                              Percentage
                                        12/31/2012    12/31/2011   Change     12/31/2012    12/31/2011     Change
Interest Income                        $ 28,232,911  $ 29,889,329   -5.5%    $ 6,812,257   $ 7,284,595      -6.5%
Interest Expense                          3,715,640     5,565,428  -33.2         841,655     1,161,756     -27.6
  Net Interest Income                    24,517,271    24,323,901    0.8       5,970,602     6,122,839      -2.5
Loan Loss Provision                       2,050,000     2,450,000  -16.3         450,000       550,000     -18.2
  Net Interest Income After Provision    22,467,271    21,873,901    2.7       5,520,602     5,572,839      -0.9
Other Income                             11,869,972     9,347,106   27.0       3,803,686     2,855,676      33.2
Other Expenses                           25,686,008    24,614,718    4.4       6,903,030     7,061,165      -2.2
  Income Before Taxes                     8,651,235     6,606,289   31.0       2,421,258     1,367,350      77.1
Income Taxes                              1,643,673       919,415   78.8         507,678       137,782     268.5
  Net Income                           $  7,007,562  $  5,686,874   23.2%    $ 1,913,580   $ 1,229,568      55.6%
Net Change in Unrealized Gain (loss)
  on Securities                             513,513     5,021,922  -89.8      (1,005,965)      310,609    -423.9
  Comprehensive Income                 $  7,521,075  $ 10,708,796  -29.8%    $   907,615   $ 1,540,177     -41.1%

Selected Ratios
  Return on Average Assets                     1.03%         0.87%                  1.11%         0.77%
  Return on Average Equity                     9.70          8.74                  10.31          7.12

  Earnings Per Share                        $  2.59       $  2.09                $  0.71       $  0.44
  Earnings Per Share - assuming di             2.59          2.09                   0.71          0.44
  Cash Dividends Per Share                     0.92          0.88                   0.23          0.22
  Book Value Per Share                        27.21         25.38

  Market Price                         High        Low         Close
    Fourth Quarter '12                 $21.10      $17.96      $18.50
    Third Quarter '12                  $23.00      $20.27      $21.10